CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated June 15, 2012 on the financial statements of Wakefield Managed Futures Strategy Fund (the Initial Series of the Wakefield Alternative Series Trust hereafter referred to as the “Fund”) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 2 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A (811-22612), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Spicer Jeffries LLP

Greenwood Village, CO
August 6, 2012